Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-236809 on Form S-1 of our report dated March 29, 2022 relating to the financial statements and financial statement schedules of Everlake Life Insurance Company. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 30, 2022